Exhibit 99.1
Penson Worldwide, Inc. Reports Results for the Second Quarter and Six Months Ended June 30, 2007
DALLAS, TX, August 1, 2007 — Penson Worldwide, Inc. (NASDAQ: PNSN), a leading provider of execution, clearing, settlement and custody and technology products and services to the global financial services industry, today announced results for the second quarter and six months ended June 30, 2007.
For the second quarter of 2007, total revenues increased 48%, to $104.0 million compared to $70.3 million in the June 2006 quarter. Total revenues calculated to reflect net interest income increased 31%, to $64.4 million compared to $49.1 million in the year ago quarter. Income from continuing operations of $7.6 million was up 36% from $5.6 million in the corresponding year ago period, and earnings per diluted share from continuing operations increased 12%, to $0.28, from $0.25, on 24% more average shares outstanding. The increase in outstanding shares reflects Penson’s May 2006 IPO and first quarter 2007 share payments for the Schonfeld, GHCO and CCS acquisitions.
For the six months ended June 30, 2007, revenues increased 36%, to $189.0 million compared to $139.4 million for the corresponding 2006 period. Total revenues calculated to reflect net interest income increased 26%, to $121.1 million compared to $95.8 million in 2006. Income from continuing operations rose 48%, to $14.7 million, compared to $9.9 million. Income from continuing operations per diluted share increased 13%, to $0.54, from $0.48, on 32% more average shares outstanding.
“Compared to the year ago quarter, we performed well this quarter, with revenue growth across the board, and record operating income from continuing operations,” said Philip A. Pendergraft, Chief Executive Officer. “The performance, however, was less than analysts’ and our earlier expectations for the quarter, primarily due to lower net interest income, as we previously announced. Key factors were a change in the mix of correspondent balances and the temporary use of larger than expected bank borrowings to finance institutional customer proprietary trading assets. We are disappointed with our overall results and committed to doing everything in our control to improve our performance in the remainder of the year. We have already begun implementing a series of steps to improve net interest income and margin, including substantially reducing borrowing costs.”
Analysis of Second Quarter 2007 Results
(All comparisons are to the corresponding year-ago period unless otherwise indicated)
Starting with the June 2007 quarter, Penson is reclassifying from the “other” revenue category commission fees, primarily involving futures trading from its Penson GHCO subsidiary acquired on February 16, 2007, into a new “clearing and commission fees” revenue line. All prior periods have been reclassified. On that basis, revenue from clearing and commission fees increased 32% to $28.0 million, reflecting nearly a full quarter’s volume from the Schonfeld active trading correspondent business and a full quarter of the Penson GHCO futures business. Penson had 236 correspondents at June 30, 2007.

For Immediate Release

PENSON 2Q07 & 6M07 RESULTS
Gross interest revenue increased 57%, to $61.2 million, reflecting greater assets and higher rates. Revenue from average daily interest earning asset based balances increased 52%, to $42.1 million from $27.7 million. Balances grew 50%, to $3.46 billion from $2.30 billion in the year ago quarter. Yield was 4.69% versus 4.58% in the year ago quarter and spread narrowed to 1.41% compared to 2.07% in the June 2006 quarter. Revenue from average daily interest earning conduit stock loans increased 71%, to $19.1 million from $11.2 million. Yield and spread expanded compared to the June 2006 quarter, to 4.58% versus 4.54% and 0.47% versus 0.39%, respectively.
Technology revenues increased 36%, to $3.8 million, primarily as a result of increases in recurring revenues. In the “other” category, which excludes commission fees as noted above, revenue expanded 48%, to $11.1 million, reflecting increases in trading revenues in equities and foreign exchange, and equity and option execution fees.
Operating margin was 11.5%, versus 12.2% in the June 2006 quarter and 13.4% in the March 2007 quarter, due primarily to the change in net interest margin, which was partially offset by the benefits of increased operating leverage in Penson’s other businesses, including improved profitability of Penson’s UK operation, a reduced loss for the Nexa technology business and a reduction in interest expense on long term debt.
Tax rate was 37% in the June 2007 quarter versus 35% in the year ago quarter.
Actions Being Taken
To increase net interest income and margin, Mr. Pendergraft said:
•	Penson has started opening customer portfolio margin accounts, which is anticipated to have a positive impact on margin loan balances and on net interest margin.
•	Penson has created a new position of corporate treasurer, for which it is currently in the process of recruiting. The treasurer’s role will involve expanding net interest income and margin through the proactive management of Penson’s more than $6 billion balance sheet.
As previously announced, Penson Financial Services, Inc. has expanded its marketing with the appointment of two securities industry veterans with extensive electronic trading expertise, Dan Weingarten and Sean Malloy, to new positions as Senior Vice Presidents, US Sales and Marketing.
Separately, Daniel P. Son, President of Penson Worldwide, Inc., announced that Penson will proceed with previously announced plans to buy up to $25 million of its common shares. The Company will finance the repurchase program with available cash and funds from an existing bank credit facility. Penson has received the consent of the bank group under the Company’s credit facility.
Penson may repurchase shares in the open market or in privately negotiated transactions in accordance with applicable insider trading laws and other securities laws and regulations. The timing and extent of the repurchase will depend upon market conditions and other corporate considerations including self-imposed black-out periods during which the Company and its insiders are prohibited from trading in its common stock.

PENSON 2Q07 & 6M07 RESULTS
Conference Call
Penson will host a conference call to discuss its second quarter results on Thursday, August 2, 2007 at 10:00 AM Eastern Time (9:00 AM Central Time). The call will be accessible live via a webcast on the Investor Relations section of Penson’s website located at www.penson.com. Institutional Investors can access call details via Thomson Financial StreetEvents at www.streetevents.com. A webcast replay will be available shortly thereafter on both those sites.
About Penson Worldwide: www.penson.com
The Penson Worldwide group of companies provides execution, clearing, custody, settlement, and technology infrastructure products and services to financial services firms and others servicing the global financial services industry. The Penson Worldwide group of companies includes Penson Financial Services, Inc., Penson Financial Services Canada, Inc., Penson Financial Services Ltd., Nexa Technologies, Inc., Penson GHCO, and Penson Asia Limited among other companies. Headquartered in Dallas, Texas, Penson has served the clearing needs of all types of broker/dealers since 1995. Penson is The Flexible Choice in Global Financial Services.
Penson Financial Services, Inc. is a member of the American Stock Exchange, Chicago Stock Exchange, the NASD, Inc., the Chicago Board Options Exchange, OneChicago, the International Securities Exchange, the NYSE Arca Exchange, the Options Clearing Corp, the MSRB, NSCC, ICMA, DTC, Euroclear, SIPC and is a participant of the Boston Options Exchange (BOX). Penson Financial Services Canada, Inc. is a participating organization with the Toronto Stock Exchange, the Montreal Exchange, the TSX Venture Exchange, is regulated by the Investment Dealers Association of Canada, and is a member of the CIPF. Penson Financial Services, Ltd. is a member of the London Stock Exchange and is authorized and regulated by the Financial Services Authority. Penson GHCO is a registered Futures Commission Merchant and clearing member at the Chicago Mercantile Exchange, Chicago Board of Trade, London International Financial Futures Exchange, and ICE Futures.
Forward-Looking Statements
Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Penson’s actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.
Contacts:
Penson Public Relations: Intermarket Communications, Andy Yemma, 212-754-5450, andy@intermarket.com, or Erica Fidel, 212-754-5448, Erica@intermarket.com
Penson Investor Relations: Anreder & Company, Gary Fishman, 212-532-3232, gary.fishman@anreder.com, or Steven Anreder, 212-532-3232, steven.anreder@anreder.com

PENSON 2Q07 & 6M07 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues
Clearing and commission fees	$27,963	$21,162	$52,627	$42,051
Technology	3,758	2,767	6,777	5,561
Interest, gross	61,210	38,890	109,445	77,146
Other	11,063	7,516	20,131	14,682

	103,994	70,335	188,980	139,440

Expenses
Employee compensation and benefits	24,903	19,754	48,376	39,383
Floor brokerage, exchange and clearance fees	7,107	6,182	12,098	11,148
Communications and data processing	8,106	5,946	14,887	12,288
Occupancy and equipment	4,073	3,332	7,290	6,432
Interest expense on short-term obligations	39,614	21,232	67,914	43,630
Other expenses	7,726	4,416	14,123	8,912
Interest expense on long-term debt	474	911	927	2,073

	92,003	61,773	165,615	123,866

Income from continuing operations before income taxes	11,991	8,562	23,365	15,574
Income tax expense	4,437	2,998	8,673	5,666

Income from continuing operations	7,554	5,564	14,692	9,908

Income from discontinued operations, net of tax	—	114	—	243

Net income	$7,554	$5,678	$14,692	$10,151

Earnings per share-basic:
Earnings per share from continuing operations	$0.28	$0.25	$0.55	$0.49
Earnings per share from discontinued operations	—	$0.01	—	$0.01

Net income per share	$0.28	$0.26	$0.55	$0.50

Earnings per share-diluted:
Earnings per share from continuing operations	$0.28	$0.25	$0.54	$0.48
Earnings per share from discontinued operations	—	$0.01	—	$0.01

Net income per share	$0.28	$0.26	$0.54	$0.49

Weighted average shares outstanding — basic	26,689	21,773	26,496	20,276
Weighted average shares outstanding — diluted	27,276	22,020	27,085	20,509
The Company has reclassified certain prior period amounts to conform to the current period’s presentation. The reclassifications had no effect on the condensed consolidated statements of income or stockholders’ equity as previously reported.

PENSON 2Q07 & 6M07 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Financial Condition
(Unaudited)
(In thousands)

	June 30,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$274,971	$103,054
Cash and securities — segregated under Federal and other regulations	906,038	577,336
Receivable from broker-dealers and clearing organizations	442,603	338,872
Receivable from customers, net	1,307,013	1,239,170
Receivable from correspondents	354,438	117,343
Securities borrowed	2,929,873	1,783,403
Securities owned, at market value	226,995	172,277
Deposits with clearing organizations	244,699	202,033
Property and equipment, net	24,033	18,698
Other assets	135,030	92,204

Total assets	$6,845,693	$4,644,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Payable to broker-dealers and clearing organizations	$290,442	$169,749
Payable to customers	2,976,005	2,214,987
Payable to correspondents	477,460	260,029
Short-term bank loans	150,288	60,186
Notes payable	25,000	10,000
Securities loaned	2,513,601	1,589,395
Securities sold, not yet purchased	65,136	60,124
Accounts payable, accrued and other liabilities	76,578	68,136

Total liabilities	6,574,510	4,432,606

Stockholders’ Equity
Total stockholders’ equity	271,183	211,784

Total liabilities and stockholders’ equity	$6,845,693	$4,644,390

PENSON 2Q07 & 6M07 RESULTS
Penson Worldwide, Inc.
Supplemental Data

	Three Months Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
(in thousands)	2006	2006	2006	2007	2007

Interest revenue

Interest on asset based balances	$26,285	$28,456	$29,701	$30,208	$40,483
Interest on Conduit borrows	11,197	10,093	15,397	16,513	19,086
Money market	1,408	1,489	1,517	1,514	1,641

Total interest revenue	38,890	40,038	46,615	48,235	61,210
Interest expense

Interest expense on liability based balances	11,002	9,637	12,430	13,198	22,509
Interest on Conduit loans	10,230	9,393	14,339	15,102	17,105

	21,232	19,030	26,769	28,300	39,614
Net interest revenue	$17,658	$21,008	$19,846	$19,935	$21,596

Average daily balance (1)

Interest earning average daily balance	$2,297,248	$2,200,037	$2,379,844	$2,532,021	$3,455,347
Interest paying average daily balance	1,751,471	1,453,038	1,768,821	1,981,243	2,746,501
Conduit borrow	985,707	848,635	1,235,775	1,415,384	1,665,514
Conduit loan	986,683	848,440	1,237,582	1,413,577	1,663,601
Average interest rate on balances (1)

Interest earning average daily balance	4.58%	5.17%	4.99%	4.77%	4.69%
Interest paying average daily balance	2.51%	2.65%	2.81%	2.66%	3.28%

Spread	2.07%	2.52%	2.18%	2.11%	1.41%

Conduit borrow	4.54%	4.76%	4.98%	4.67%	4.58%
Conduit loan	4.15%	4.43%	4.63%	4.27%	4.11%

Spread	0.39%	0.33%	0.35%	0.40%	0.47%
(1)	Excludes money market revenues and balances. Money market balances are not recorded on the PWI balance sheet.